Press Release

Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Announces Significant Step in the Transformation of its Portfolio

ARLINGTON, Va., June 23, 2020 - The AES Corporation (NYSE: AES) announced today an agreement to sell its entire equity interest in the 1,740 MW OPGC 1&2 coal-fired power plants in Odisha, India to Adani Power Limited. Through this sale, AES' generation in MWh from coal will be reduced to 35% of total generation, from 45%.

“Today’s announcement is a very significant step toward achieving our ambitious short- and longer-term decarbonization goals,” said Andrés Gluski, AES President and Chief Executive Officer. “By continuing to sell and decommission coal plants, while building 2-3 GW of renewables per year, and creating and implementing new technologies, we are fulfilling AES’ mission to accelerate the transformation to a greener and more sustainable world. We are excited for the opportunity to partner with the Adani Group, to facilitate the delivery of renewables and energy storage in India.”

AES previously announced a goal to reduce its generation from coal to below 30% by the end of this year and to less than 10% by the end of 2030.

AES owns a 49% equity interest in OPGC 1&2 and the Government of the State of Odisha owns the remaining 51%. This transaction is subject to customary approvals and the consent of the Government of the State of Odisha.

The sale of these power plants was previously assumed in the Company’s 2020 guidance and longer-term expectations. Accordingly, the Company is reaffirming its 2020 Adjusted EPS guidance of $1.32 to $1.42, its 2020 Parent Free Cash Flow expectation of $725 to $775 million, and its expectation for average annual growth of 7% to 9% in Adjusted EPS and Parent Free Cash Flow through 2022.

Adjusted EPS and Parent Free Cash Flow are non-GAAP financial measures. See below for definitions. The Company is not able to provide a corresponding GAAP equivalent or reconciliation for its Adjusted EPS guidance or its Parent Free Cash Flow expectation without unreasonable effort.

Adjusted EPS is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions and equity securities; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits and costs associated with dispositions and acquisitions of business interests, including early plant closures, and the tax impact from the repatriation of sales proceeds and gains and losses recognized at commencement of sales-type leases; (d) losses due to impairments; (e) gains, losses and costs due to the early retirement of debt; (f) costs directly associated with a major restructuring program, including, but not limited to, workforce reduction efforts, relocations, and office consolidation; and (g) tax benefit or expense related to the enactment effects of 2017 U.S. tax law reform and related regulations and any subsequent period adjustments related to enactment effects.

Parent Free Cash Flow should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Parent Free Cash Flow is equal to Subsidiary Distributions less cash used for interest costs, development, general and administrative activities, and tax payments by the Parent Company. Parent Free Cash Flow is used for dividends, share repurchases, growth investments, recourse debt repayments, and other uses by the Parent Company.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs.  Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets.  To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our expectations regarding the COVID-19 pandemic, accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as the execution of PPAs, conversion of our backlog and growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A: “Risk Factors” and Item 7: "Management’s Discussion & Analysis" in AES’ 2019 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2019 Annual Report on Form 10-K filed February 28, 2020 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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